Exhibit 10.24

BONUS AGREEMENT

BONUS AGREEMENT (“Agreement”) dated effective as of March 1, 2016, by and between Evoqua Water Technologies LLC, a Delaware limited liability company (together with its successors, the “Company”) and Anthony Webster (the “Grantee”).

WHEREAS, the Company desires to provide the Grantee a cash bonus payment, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual undertakings set forth in this Agreement, the Company and the Grantee agree as follows:

1.                                      Grant of Bonus. Subject to the Grantee’s continued employment with the Company or an affiliate upon the first to occur of a “Change in Control” (within the meaning of the EWT Holdings I Corp. Stock Option Plan) or an initial public offering of the common stock of EWT Holdings I Corp. or a parent or subsidiary (an “IPO”), the Grantee will be entitled to a bonus payment (the “Bonus”) determined as the product of 12,700 (the “Bonus Multiplier”) multiplied by the amount by which the “Fair Market Value” (as defined below) of a share of common stock of EWT Holdings I Corp. and any other securities into which such shares are changed or for which such shares are exchanged (each, a “Share”) exceeds $125 (the “Base Per Share Value”), but only to the extent the Fair Market Value does not exceed $175 (the “Maximum Per Share Value”). For purposes of the foregoing, “Fair Market Value” shall mean: (i) in the case of a payment upon a Change in Control, the closing cash consideration per Share, as calculated by the Company in its reasonable good faith discretion, or (ii) in the case of a payment upon an IPO, the closing price of a Share, as listed on the principal exchange on which such Shares are traded, as of the first trading day during which the Shares may be traded following any underwriters’ lockup entered into in connection with the IPO that is binding upon the Company’s senior management (the “IPO Valuation Date”).

2.                                      Time of Payment. In the case of a Change in Control, the Bonus shall be paid within 30 days following such Change in Control. In the case of an IPO, the Bonus shall be paid on the first payroll date following the IPO Valuation Date.

3.                                      Form of Payment. In the case of a Change in Control, the Bonus shall be paid in cash. In the case of an IPO, the Bonus shall be paid in cash, in Shares or in any combination thereof (as determined by the Company in its discretion).

4.                                      Equitable Adjustments. The Company shall be entitled, in its sole discretion, to make equitable adjustments to the Bonus Multiplier, Base Per Share Value and the Maximum Per Share Value in the event that, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants, rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, combination or exchange of Shares, repurchase of Shares, change in corporate structure or any similar corporate event or transaction, any of the following occurs: (i) an increase or reduction in the number of Shares; (ii) any change (including, but not limited to, in the case of a spin-off, dividend or other distribution in respect of Shares, a change in value) in the Shares or (iii) any exchange of Shares for a different number or kind of shares or other securities of EWT Holdings I Corp. or another corporation.

5.                                      Termination. The Company’s obligations hereunder shall terminate upon the termination of the Grantee’s employment for any reason (regardless of whether a Change in Control or IPO has occurred prior to such termination).

6.                                      Complete Agreement. This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior agreements, oral or written, between the parties hereto with respect to the subject matter hereof.

7.                                      Nonassignability. No right granted to the Grantee under this Agreement shall be assignable or transferable (whether by operation of law or otherwise and whether voluntarily or involuntarily).

8.                                      Unfunded Arrangement. The obligations under this Agreement shall be an unfunded and unsecured promise to pay. The Grantee shall have no rights under this Agreement other than those of a general unsecured creditor of the Company.

9.                                      Withholding. All amounts paid to the Grantee under this Agreement shall be subject to withholding and other employment taxes imposed by applicable law.

10.                               Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company.

11.                               Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the choice of laws principles thereof.

12.                               Counterparts. This Agreement may be executed by .pdf or facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

EVOQUA WATER TECHNOLOGIES LLC

By:	/s/ Ron C. Keating
Name: Ron C. Keating
Title: CEO

GRANTEE

/s/ Anthony Webster
Anthony Webster